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                                                                  Exhibit 10-b-1

                             NORDSON CORPORATION

                      RESOLUTION AMENDING 1979 EMPLOYEES
                   STOCK OPTION PLAN TO PROVIDE FOR OPTIONS
                         EXERCISABLE IN INSTALLMENTS

                                April 20, 1982



   RESOLVED, that Section 7(a) of the Company's 1979 Employees Stock Option Plan (the "Option Plan") be, and hereby is, amended to read as follows:

   (a) Each option shall become exercisable at such time or times, wholly or in such installments, as the Committee may determine at the time of grant. Any option that, at the time of grant, is exercisable in installments may be subsequently accelerated to the extent determined by the Committee, provided that no part of an option, as accelerated, shall become exercisable before the first installment of the option, prior to acceleration, would have become exercisable.